NEWS RELEASE

CONTACT:
Keith Buscio, Provident Bank
732-590-9407
keith.buscio@provident.bank

Beacon Trust Announces Agreement to Acquire Tirschwell & Loewy
Establishes Beacon in New York City through a well-established firm

MORRISTOWN, N.J., January 22, 2019 (PR NEWSWIRE) - Beacon Investment Advisory Services, Inc., a registered investment advisor and wholly owned subsidiary of Beacon Trust Company, a leading New Jersey-based, full-service wealth management firm (together “Beacon Trust”), today announced the signing of a definitive agreement to acquire New York City-based Tirschwell & Loewy, Inc. The terms of the agreement were not disclosed.

Founded in 1977, Tirschwell & Loewy is an independent registered investment adviser that provides asset management services to individuals, families, endowments, foundations, retirement accounts and institutions. The firm has approximately $750 million in assets under management. Upon closing of the transaction, the firm will become known as Tirschwell Loewy & Friedner Investments, a division of Beacon Trust. Jeffrey Loewy and Howard Friedner will continue to manage the investment strategy.

“We are thrilled to have the clients and employees of Tirschwell & Loewy join Beacon Trust. For over 40 years, Tirschwell & Loewy has successfully deployed a solid investment approach through all types of markets and has maintained an unwavering commitment to helping its clients achieve their financial goals,” said Valerie Murray, President of Beacon Trust. “The combination of our two firms will allow us to provide enhanced wealth management offerings to Tirschwell & Loewy’s clients and expand Beacon’s footprint into the New York City market,” concluded Murray.

Jeffrey Loewy, President and CEO of Tirschwell & Loewy added, “We are delighted to announce our plans to become a division of Beacon Trust. Our knowledge and approach to wealth management will ensure that Tirschwell & Loewy clients continue to receive the same high level of service and advice they are accustomed to. In addition, our clients will benefit from Beacon’s strength in wealth advisory services and its range of investment strategies, as well as its enhanced operating scale and extensive market insight.”

The transaction is expected to close during the second quarter of 2019 and is subject to the satisfaction of customary closing conditions. Upon completion of the acquisition, the total assets under management of the combined companies will be approximately $3 billion.

Keefe, Bruyette & Woods served as financial advisor to Beacon Trust, and Morgan, Lewis & Bockius, LLP served as its legal counsel. Park Sutton Advisors, LLC served as financial advisor to Tirschwell & Loewy, and BakerHostetler served as its legal counsel.

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About Beacon Trust
Based in Morristown, New Jersey, Beacon Trust is a full-service wealth management firm, which together with Beacon Investment Advisory Services, Inc., has approximately $2.2 billion in assets under administration and decades of proven success, superior solutions and exceptional client service. The firm focuses on helping its clients attain, preserve and expand their assets through customized wealth management planning.
Beacon Trust Company is a wholly owned subsidiary of Provident Bank which, in turn, is a subsidiary of Provident Financial Services, Inc. (NYSE:PFS), which reported assets of $9.71 billion as of September 30, 2018.